SCHEDULE III

Schedule of non-recurring cash items:

The Titan Corporation
Non-Recurring Cash Items LTM

				Change in		Non-cash
	Discontinued			Accounting	Non-cash	Deferred
	Operations	Acquisition	Restructuring	Treatment	Impairment	Compensation	Total

Q1 2002	-	3,926	-	-	-	-	3,926

Q2 2001	-	244	147	-	-	-	391

Q3 2001	Section 0.1 -	2,725	132	-	-	-	2,857

Q4 2001	-	2,867	9,033	-	-	-	11,900

LTM Q2 02	-	9,762	9,312	-	-	-	19,074